FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Fourth Quarter Dividend

HAMPTON, Va., Nov. 15, 2017 (PRNewswire) - Old Point Financial Corporation has declared a quarterly cash dividend of $0.11 per share on its common capital stock to be paid on December 29, 2017 to shareholders of record as of November 30, 2017. Based on the stock's closing price of $27.86 on November 14, 2017, the dividend yield is approximately 1.5%. The dividend is the same as the prior quarter's dividend.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank based in Hampton, Virginia serving all of Hampton Roads; and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Additional information on the Company is available at www.OldPoint.com under "Investor Relations".

Contact:  Laura Wright, Marketing Manager, 757.728.1743